Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-198986 and 333-201677

Free Writing Prospectus dated March 16, 2015

3/13/2015 Sunday Is The Final Day To Reserve Shares Of Fantex Alshon Jeffery http://app.fbs.fantex.com/e/es?s=181344204&e=1320&elq=1cac301767964a7e9c6a4abf780b6db4 1/3 To view this email as a web page, click here. Fantex Alshon Jeffery Initial Public Offering Sunday Is The Final Day To Reserve Shares Of Fantex Alshon Jeffery Sunday, March 15 is the last day to reserve IPO shares of Fantex Alshon Jeffery.1 Reservations must be funded by Monday, March 16 at 8 pm ET. After Sunday, you'll only be able to acquire shares in the secondary trading market. Shares are expected to begin trading on Thursday, March 19.2 If you have questions, please don't hesitate to call the Fantex Customer Service team at 1-855-905-5050.

3/13/2015 Sunday Is The Final Day To Reserve Shares Of Fantex Alshon Jeffery http://app.fbs.fantex.com/e/es?s=181344204&e=1320&elq=1cac301767964a7e9c6a4abf780b6db4 2/3 This offering is highly speculative and the securities involve a high degree of risk. Investing in a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment. Holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole. 1The reservation period may remain open longer than currently anticipated. To the extent there is insufficient interest in shares of our Fantex Alshon Jeffery, this offering will be canceled and no shares of our Fantex Alshon Jeffery would be sold to the public. 2Participants in the initial public offering of Fantex Alshon Jeffery may only sell shares of Fantex Alshon Jeffery (a secondary sale) to any person in any jurisdiction in which registration was complete for that particular jurisdiction or there was a valid exemption from such registration. Fantex Holdings, Inc., the parent company of Fantex Brokerage Services, LLC, owns shares of every Fantex Tracking Series. Fantex Brokerage Services was the managing underwriter for all Fantex Tracking Series offerings. Under the terms of the standby purchase agreement, we expect that Fantex Holdings will agree to purchase from Fantex Brokerage Services (“FBS”), at the initial public offering price, up to 400,000 shares of Fantex Series Alshon Jeffery in this offering, and we expect certain directors of Fantex Holdings will agree to purchase from FBS, at the initial public offering price, up to an aggregate of 209,660 shares of Fantex Series Alshon Jeffery in this offering. Sales of shares to Fantex Holdings and any directors of Fantex Holdings will only be made if FBS represents in writing that it is unable to locate other qualified purchasers to purchase the shares at the initial public offering price. Fantex Alshon Jeffery is intended to track and reflect the separate economic performance of the brand contract that Fantex, Inc. has signed with Alshon Jeffery. However, holders of shares of Fantex Alshon Jeffery will have no direct investment in that brand contract, associated brand or Alshon Jeffery. Rather, an investment in Fantex Alshon Jeffery will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any individual tracking stock that currently exists or that Fantex, Inc. will establish and issue in the future. Each Fantex, Inc. tracking stock is only offered through Fantex Brokerage Services, LLC, an affiliated brokerdealer of Fantex, Inc. and a registered alternative trading system. Fantex Brokerage Services, LLC cannot assure you as to the development or liquidity of any trading market for the Fantex Alshon Jeffery tracking stock. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and was declared effective on February 17, 2015. Any offers to purchase the securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to notice of its acceptance given after the effective date. You may obtain a written prospectus by calling Fantex, Inc. toll free 8559055050. View the Fantex Alshon Jeffery prospectus. View the Fantex Michael Brockers prospectus. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled. Fantex Brokerage Services, LLC, 330 Townsend St., Suite 234 San Francisco, CA 94107 © 2015 Fantex Brokerage Services, LLC Member of SIPC. For details, please see www.sipc.org.

3/13/2015 Sunday Is The Final Day To Reserve Shares Of Fantex Alshon Jeffery http://app.fbs.fantex.com/e/es?s=181344204&e=1320&elq=1cac301767964a7e9c6a4abf780b6db4 3/3 This message is not an offer to sell or a solicitation of any investment products or other financial product or service, an official confirmation of any transaction, or an official statement of Fantex Brokerage Services, LLC. Privacy Statement | Manage Subscriptions | Contact Us 7058